EXHIBIT 23
[U-P-D-A-T-E]

ACCOUNTANTS' CONSENT


The Board of Directors
Buckhead America Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-05313 and 333-37691) on Form S-3 and in the Registration Statements (Nos. 333-97046, 333-33097,333-58375 and 333-80865) on Form S-8 of Buckhead America
Corporation of our report dated March 3, 2000, relating to the consolidated balance sheets of Buckhead America Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 1999 annual report on Form 10-KSB of Buckhead America Corporation.

                                                   /s/ KPMG LLP


Atlanta, Georgia
March 30, 2000